FOR IMMEDIATE RELEASE	For further information contact:
Emily Anderson/Aspect
Office: 617-559-7032
Mobile: 617-515-2000
eanderson@aspectms.com
ASPECT MEDICAL SYSTEMS APPOINTS JOHN J. O’CONNOR AND MICHAEL A. ESPOSITO TO BOARD OF DIRECTORS
     NEWTON, Mass. — December 6, 2006 — Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced the appointment of John J. O’Connor and Michael A. Esposito to its board of directors. Prior to his retirement last month, O’Connor was vice chairman of services for PricewaterhouseCoopers LLP and served as partner at the firm for 24 years. Esposito, a partner at the diversified management consulting firm, Norbridge, Inc., brings to the board more than 20 years of functional and strategic planning experience in the health industry.
     “John and Michael bring a rich combination of knowledge, experience and business acumen to our board,” said Nassib Chamoun, president and CEO of Aspect. “We believe that John’s financial and global business perspective and Michael’s extensive corporate strategy and market development expertise will provide valuable insight as we continue to grow a global organization focused on consciousness monitoring as well as new opportunities in depression and Alzheimer’s disease.”
     As vice chairman of services for PricewaterhouseCoopers LLP (PwC), O’Connor was responsible for the firm’s audit, tax and advisory lines of service, which have combined revenue of approximately $7 billion and employ approximately 28,000 people. In addition to providing leadership to the lines of service, he was responsible for marketing, finance and operations. O’Connor also oversaw the firm’s Center for Advanced Research and led the development of the Future of PwC, a long term strategy initiative to explore the economic, global and demographic trends that impact PwC clients and business. O’Connor previously served as the leader of the U.S. audit practice, and before that as the managing partner of the firm’s Boston office. He is a graduate of Suffolk University and has attended the Harvard Business School’s Leadership in Professional Service Firms program and the executive M.B.A. program at the Amos Tuck School at Dartmouth College.
     Esposito currently leads the health industries consulting practice at Norbridge serving pharmaceutical, biotechnology, medical device and diagnostic companies around the world. He
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Aspect Medical Systems Appoints John J. O’Connor and Michael A. Esposito to Board

has been involved in diverse consulting roles focused on corporate and business unit strategy, marketing, sales, business development, research and development planning and operations improvement. Prior to joining Norbridge, Esposito was a vice president and member of the health industries practice at Arthur D. Little for 15 years. As the global practice leader, he was responsible for global consulting services in health care of over $75 million. Esposito started his industry career in marketing and sales at Pfizer, Inc. He received his M.B.A. from the Amos Tuck School at Dartmouth College and his B.S. from the Massachusetts College of Pharmacy.
Aspect Medical Systems, Inc.
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 17.4 million patients and has been the subject of approximately 2,570 published articles and abstracts. BIS technology is installed in approximately 70 percent of hospitals listed in the July 2006 U.S News and World Report ranking of America’s Best Hospitals and in approximately 51 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 16 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements regarding the growth of Aspect to a global organization focused on consciousness monitoring as well as depression and Alzheimer’s disease and the benefit that the appointment of O’Connor and Esposito is expected to make to Aspect’s business. There are a number of important factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the contributions of the newly-appointed directors may not be as meaningful as anticipated, the use of BIS may not prove in further clinical studies to be clinically useful to improving patient care. Moreover, the Company may not achieve widespread market acceptance of its BIS monitoring technology among anesthesiologists or the use of BIS technology in depression or Alzheimer’s disease. The Company also faces other barriers to market penetration and acceptance. The Company may not be able to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including products to aid in the treatment of neurological disorder. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are additional factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, each as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
Aspect and BIS are trademarks of Aspect Medical Systems, Inc. and are registered in the USA, EU and other countries. All other trademarks, service marks and company names are the property of their respective owners.
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